UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2014

Williams-Sonoma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14077	94-2203880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Van Ness Avenue, San Francisco, California 94109

(Address of principal executive offices)

Registrant’s telephone number, including area code (415) 421-7900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

On November 19, 2014, Williams-Sonoma, Inc. (the “Company”) entered into the Sixth Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, letter of credit issuer and swingline lender (“Agent”), Wells Fargo Bank, National Association as syndication agent, and the lenders party thereto, providing for a credit facility that amends and replaces the Company’s Fifth Amended and Restated Credit Agreement, dated as of September 23, 2010, as amended. The new credit facility provides for a $500,000,000 unsecured revolving line of credit, which may be used to borrow revolving loans, or to request the issuance of letters of credit on behalf of the Company or its subsidiaries, subject to a sublimit of $150,000,000. The Company may request that up to $75,000,000 of these borrowings be made or letters of credit issued in certain currencies other than U.S. Dollars. The Company may, upon notice to the administrative agent, request existing or new lenders to increase the credit facility by up to $250,000,000, to provide for a total of $750,000,000 of unsecured revolving credit, at such lenders’ option. As of November 19, 2014, the Company had $60,000,000 aggregate principal amount of revolving loans and $17,440,000 of issued but undrawn standby letters of credit outstanding under the credit facility.

The Company may elect interest rates on its revolving borrowings calculated by reference to Bank of America’s prime rate (or, if greater, the average rate on overnight federal funds plus one-half of one percent, or a rate based on LIBOR plus one percent), plus a margin based on the Company’s leverage ratio ranging from 0.0% to 0.775%, or LIBOR plus a margin based on the Company’s leverage ratio ranging from 0.910% to 1.775%. The credit facility matures on November 19, 2019. Pursuant to the credit facility, the Company pays certain customary fees to the administrative agent and the lenders.

The credit facility contains certain restrictive loan covenants, including, among others, a financial covenant requiring a maximum leverage ratio (funded debt adjusted for lease and rent expense to earnings before interest, income tax, depreciation, amortization and rent expense), and covenants limiting the Company’s and its subsidiaries’ ability to incur indebtedness, grant liens, make acquisitions, merge or consolidate, make investments and dispose of assets. The Company’s obligations under the credit facility are guaranteed by certain of the Company’s U.S. subsidiaries.

The credit facility contains events of default that include, among others, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness, ERISA defaults and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest by 2% percent and could result in the acceleration of the Company’s obligations under the credit facility, and an obligation of any or all of the Company’s U.S. subsidiaries that have guaranteed the credit facility to pay the full amount of the Company’s obligations under the credit facility.

The lenders and their affiliates have engaged in, and may in the future engage in, banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, Bank of America, N.A., Wells Fargo Bank, National Association and U.S. Bank, National Association, lenders under the credit facility, are parties to certain reimbursement agreements in connection with the Company’s commercial letter of credit reimbursement facility. On November 19, 2014, in connection with the credit facility and pursuant to the Company’s Reimbursement Agreements, each dated as of August 30, 2013, as amended on August 29, 2014, with each of Bank of America, N.A., Wells Fargo Bank, National Association and U.S. Bank, National Association, the covenants contained in such Reimbursement Agreements were amended by incorporating by reference the covenants of the Credit Agreement.

Item 2.02.	Results of Operations and Financial Condition

On November 19, 2014, the Company issued a press release announcing the Company’s financial results for its third fiscal quarter ended November 2, 2014. A copy of the Company’s press release is attached as Exhibit 99.1. The attached exhibit is provided under Item 2.02 of Form 8-K and is furnished to, but not filed with, the Securities and Exchange Commission.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 of this Current Report is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	List of Exhibits:

99.1	Press Release dated November 19, 2014 titled Williams-Sonoma, Inc. announces third quarter 2014 results; Net revenues grow 8.7%, operating margin expands to 9.2%; EPS increases 17.2% to $0.68; Raises financial guidance for fiscal year 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS-SONOMA, INC.

Date: November 19, 2014	By:	/s/ Julie P. Whalen
Julie P. Whalen Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated November 19, 2014 titled Williams-Sonoma, Inc. announces third quarter 2014 results; Net revenues grow 8.7%, operating margin expands to 9.2%; EPS increases 17.2% to $0.68; Raises financial guidance for fiscal year 2014

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